EXHIBIT 99.1

  News Release

Brekford International Corp. Announces 2008 Full Year Results

Revenues Grow for the Third Consecutive Quarter and Net Income Grows for the Fourth Consecutive Quarter

HANOVER, MD (March XX, 2009) – Brekford International Corp. a provider of rugged, mobile technology systems and fleet vehicle upfitting services to public safety and federal agencies announces financial results for its fiscal fourth quarter and twelve months ended December 31, 2008.

CB Brechin, Chief Executive Officer of Brekford, stated: “Brekford’s goals for 2008 were to be profitable, focus on our core strengths, and drive shareholder value. Our 2008 goals remain, while in 2009 we are focusing on our mission of providing our clients with bumper to bumper, one-stop shop, fleet upfitting and mobile technology services. This is our core business and what we do best. “

2008 Company Highlights

“The company is poised for positive growth now that we have reduced expenses and eliminated unprofitable business lines. We are confident that our state of the art facility, our expertise in rugged mobile technology, our relationships with top technology manufacturers and our commitment to full service upfitting will allow us to reach a broader customer base in the federal agency arena as well as offer additional fleet services to our existing client base. Furthermore, our management firmly believes that new product innovations geared towards first responders, such as our proprietary Slick-Ticket system that can be sold nationwide, will allow Brekford to expand its client base to public safety agencies across the country” said CB Brechin, Chief Executive Officer.

The Company’s 2008 results of operations were $13.5 million and a net loss of $1.5 million or $(0.02) per share.

The Company’s revenues increase for the third consecutive quarter; unaudited revenues for the three months ended June 30, 2008 was $3.0 million, unaudited revenues for the three months ended September 30, 2008 was $3.2 million, and unaudited revenues for the three months ended December 31, 2008 was $4.1 million.  The company’s revenues for the three months ended December 31, 2008 increased due to a major upfitting and mobile technology contract with a large Federal Government agency which involved the installation of toughbooks into 188 of their vehicles.

The Company’s net income increases and operating losses decrease for the fourth consecutive quarter; unaudited net loss for the three months ended March 31, 2008 was $1.0 million, unaudited net loss for the three months ended June 30, 2008 was $0.7 million, unaudited net loss for the three months ended September 30, 2008 was $0.3 million, and unaudited net income for the three months ended December 31, 2008 was $0.5 million.

Business Developments

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New business development efforts directed at regional and federal government were initiated, with efforts focused on total fleet upfitting services and raising Brekford brand awareness; and

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We recently announced the introduction of our SlickTicket product in September 2008, which is a fully portable over the seat organizer for public safety vehicles, specially designed to house a printer and scanner to allow officers to quickly access driver's license and registration information as well as issue tickets, warnings and citations.  As law enforcement agencies migrate to electronic ticketing, we are positioning SlickTicket as an essential, cutting-edge component for officers looking to streamline their ticketing process while at the same time freeing up the limited space available in their vehicles. As of the date of this press release, we have sold approximately 900 SlickTicket units.

Financial Developments

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The company continues to significantly reduce operating expenses;

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In fourth quarter of 2008, the Company sold the Consumer Technology, Training and Armor divisions, enabling further focus on rugged mobile data and fleet vehicle upfitting; and

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As of this press release, the Company has settled all pending litigation.

Financial Highlights

Total Revenues – Unaudited revenues for the fourth quarter of 2008 were $4.1 million compared to $7.1 million in the fourth quarter of 2007, a decrease of 42%.  Audited revenues for the twelve months ended December 31, 2008 were $13.5 million compared to $19.8 million for 2007, a decrease of 32%.

Gross Profit – Unaudited gross profit for the fourth quarter of 2008 decreased 40% to $0.6 million, compared to $0.9 million in the fourth quarter of 2007, or 14% of revenues for the fourth quarter of 2008 and 2007.  Audited gross profit for the twelve months ended December 31, 2008 decreased 44% to $2.0 million, or 15% of revenues, compared to $3.6 million, or 18% of revenues, for 2007.

GAAP Earnings – On the basis of generally accepted accounting principles (GAAP), unaudited net income was $0.5 million in the fourth quarter of 2008, or $0.01 per share, compared with GAAP unaudited net loss of $0.5 million in the fourth quarter of 2007, or $(0.01) per share. Net loss was $1.5 million for 2008, or $(0.02) per share, compared with GAAP net loss of $3.8 million for 2007, or $(0.06) per share.

Balance Sheet – As of December 31, 2008 the Company’s assets totaled $4.3 million.

About Brekford International Corp.

Brekford International Corp. (BFDI: OTCBB) is a provider of fully integrated, rugged technology solutions geared toward mission-critical operations. For more than a decade, the Company has provided services to branches of the U.S. military, various federal entities and numerous security and public safety agencies throughout the Mid-Atlantic region. Brekford provides these agencies with an end-to-end suite of what it believes are superior products and services designed to streamline procurement processes and offer maximum functionality in their day-to-day operations. For more Company information, please visit www.brekford.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of that term in Section

21E of the Securities Exchange Act of 1934, as amended. . Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons,

including, but not limited to, market conditions, the cost and success of development activities and ability to successfully manage growth. Readers are referred to the documents filed by

Brekford International Corp. with the SEC, specifically the Company’s most recent reports filed on

Form 10-K and Forms 10-Q, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The

Company expressly disclaims any obligation to update any forward-looking statements.